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                                                                    EXHIBIT 5.1

                                January 6, 1997

Pure Atria Corporation
1309 South Mary Avenue
Sunnyvale, California 94087

  RE: REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

  We have examined the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission on or about the date hereof in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of your Common Stock (the "Shares"). As your legal counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

  It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your legal counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued in the manner described in the Registration Statement and the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and non-assessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI

                                          Professional Corporation

                                          /s/ WILSON SONSINI GOODRICH & ROSATI
                                          _____________________________________